Exhibit 4.1

NUVEEN FARMLAND REIT

Distribution Reinvestment Plan
Effective September 1, 2026

Nuveen Farmland REIT, a Maryland statutory trust (the “Company”), hereby adopts the following plan (the “Plan”) with respect to cash distributions declared by its board of trustees on the Company’s common shares, par value $0.01 per share (“Common Shares”), which are designated as Type A-I common shares (“Type A-I Common Shares”), Type A-II common shares (“Type A-II Common Shares”), Type I common shares (“Type I Common Shares”), Type S common shares (“Type S Common Shares”), Type S-I common shares (“Type S-I Common Shares”), Type S-II common shares (“Type S-II Common Shares”), Type D common shares (“Type D Common Shares”) and Type E common shares (“Type E Common Shares”).

1. Distribution Reinvestment. As agent for the shareholders (the “Shareholders”) of the Company who (i) purchase Type A-I, Type A-II, Type I, Type S, Type S-I, Type S-II, Type D and Type E common shares (collectively the “Shares”) pursuant to the Company’s continuous private offering (the “Offering”) or (ii) purchase Shares pursuant to any future offering of the Company (a “Future Offering”), and who do not opt out of participating in the Plan (the “Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant and attributable to the type of Shares purchased by such Participants (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same type for such Participants.

2. Effective Date. The effective date of this Plan shall be the date that the minimum offering requirements are met in connection with the Offering described in the Company’s private placement memorandum, as amended and/or supplemented from time to time (the “PPM”) and the escrowed subscription proceeds are released to the Company.

3. Procedure for Participation. Any Shareholder will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement. Any Shareholder who is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan will become a Participant if they elect to become a Participant by noting such election on their subscription agreement. If any Shareholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Company’s transfer agent, the intermediary manager for the Offering or any soliciting dealer participating in the distribution of Shares for the Offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company.

4. Suitability. Each Participant is requested to promptly notify their participating broker-dealer in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet status as an “accredited investor” as defined by Regulation D of the Securities Act of 1933 (the “Securities Act”) or other investment standards imposed by the Company and set forth in the Company’s most recent offering documents. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Company’s sponsor, the participating broker-dealer or any other person selling shares on behalf of the Company to the Participant to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Participant.

5. Purchase of Shares. Participants will acquire Shares from the Company (including Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan (the “Plan Shares”) at a price equal to the NAV per Share applicable to the type of Shares purchased by the Participant on the date that the distribution is payable (calculated as of the most recent quarter-end). No upfront selling commissions will be payable with respect to shares purchased pursuant to the Plan, but such shares of certain types (including Type S, Type S-I shares, Type S-II shares and Type D shares) will be subject to applicable ongoing shareholder servicing fees. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s distributions in Shares would cause the percentage ownership or other limitations contained in the Company’s Declaration of Trust to be violated.

6. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

7. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

8. Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and type of Shares purchased pursuant to the Plan during the quarter; (iii) the per-share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the Participant under the

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Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable participant.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering 10 days’ prior written notice to the Company. This notice must be received by the Company prior to the last day of a quarter in order for a Participant’s termination to be effective for such quarter (i.e., a timely termination notice will be effective as of the last day of a quarter in which it is timely received and will not affect participation in the Plan for any prior quarter). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant requests that the Company repurchase all or any portion of the Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares for which repurchase was requested but that were not repurchased will be terminated. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Shareholder in cash.

10. Amendment, Suspension or Termination by the Company. The Board of Trustees may by majority vote amend any aspect of the Plan; provided, that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Trustees may by majority vote suspend or terminate the Plan for any reason upon 10 days’ written notice to the Participants.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

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